CONSENT OF INDEPENDENT AUDITORS

I-Incubator.com, Inc.
1221 Brickell Avenue
Miami, Florida 33131

We have issued our report dated April 12, 2002, relating to the financial statements of I-Incubator.com, Inc. as December 31, 2001 and 2000 and the related statement of operations, changes in stockholders' deficit and cahs flows for the years then ended, appearing in the Company's Form 10-KSB. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Salibello & Broder LLP
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Salibello & Broder LLP
New York, NY

April 18, 2002